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                      January 19, 2022

       Nikesh Arora
       Chief Executive Officer
       Palo Alto Networks, Inc.
       3000 Tannery Way
       Santa Clara, CA 95054

                                                        Re: Palo Alto Networks,
Inc.
                                                            Form 10-K for
Fiscal Year Ended July 31, 2021
                                                            File No. 001-35594

       Dear Mr. Arora:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Jose F. Macias